Exhibit 10.9

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE VIVIDION THERAPEUTICS, INC. HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT VIVIDION THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

Vividion Therapeutics, Inc.,

a Delaware corporation

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 6th day of January, 2016 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and VIVIDION THERAPEUTICS, INC., a Delaware corporation (“Licensee”), each located at the respective address set forth in Section 14.16 below, with respect to the facts set forth below.

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to compounds for the prevention, diagnosis and/or treatment of diseases, as more particularly described herein.

B. Licensee is engaged in research and development of molecules for the prevention, diagnosis and/or treatment of diseases.

C. TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

D. TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, a worldwide right and license to certain patent rights of TSRI, subject to the terms and conditions set forth herein.

E. TSRI and Licensee are parties to that certain Research Funding and Option Agreement dated Sept. 15, 2014 (the “RFOA”), pursuant to which: (i) Licensee is providing certain funding to TSRI to support research related to chemical proteomics in the laboratory of Dr. Benjamin Cravatt; and (ii) the parties have agreed that Licensee has an exclusive option to license all Patent Rights and Technology (as such terms are defined in the RFOA) arising under the RFOA on the terms and conditions set forth in this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the RFOA, the terms of this Agreement shall control.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Licensee includes Affiliates.

1.2 Applicable Royalty Rate, or ARR. The term “Applicable Royalty Rate” or “ARR” shall mean, with respect to a Product, the royalty rate applicable to Net Sales of such Product specified in Section 3.5 (prior to giving effect to any adjustments that may be applicable under Section 3.6 and/or Section 3.7).

1.3 Challenge. Licensee will be deemed to have made a “Challenge” of the Licensed Patent Rights if Licensee or its Affiliate or Sublicensee: (a) institutes or maintains, or causes its counsel to institute or maintain on Licensee’s or such Affiliate’s or Sublicensee’s behalf, any interference, opposition, re-examination, post-grant review or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes or maintains any legal proceeding, or causes its counsel to make any filing or institute or maintain any legal proceeding on Licensee’s or such Affiliate’s or Sublicensee’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right; provided, however, that, any such action described in subsection (a) and/or (b) by a Sublicensee shall not be deemed to be a Challenge if Licensee, within [***] days of the filing of such action, procures and causes to be filed a dismissal with prejudice of such action, and terminates the agreement granting such Sublicensee a sublicense with respect to the Licensed Patent Rights in accordance with the terms of such agreement and, following such termination, such Challenging party is no longer a Sublicensee.

1.4 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee that such party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”) at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that it:

(a) Is publicly disclosed through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party;

(b) Was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party (or Disclosing Party’s employees);

(c) Is subsequently disclosed to the Receiving Party in good faith by a Third Party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party;

(d) Has been published by a Third Party as a matter of right; or

(e) Is independently developed by the Receiving Party’s employees who have not had access to the Disclosing Party’s Confidential Information and without any use of or reliance upon information received from the Disclosing Party, as evidenced by the Receiving Party’s written records.

1.5 Equity Securities. The term “Equity Securities” shall mean any equity securities of Licensee issued by Licensee for bona fide equity financing purposes, including, without limitation, equity securities of Licensee issued upon conversion of convertible debt of Licensee.

1.6 Field. The term “Field” shall mean [***].

1.7 IND. The term “IND” shall mean an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a regulatory authority in any country.

1.8 Initiation. The term “Initiation” shall mean, with respect to a clinical trial, the first dosing of the first subject in such trial.

1.9 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean:

(a) the patent applications listed in Exhibit A;

(b) the foreign counterpart patent applications of the respective applications referenced in sub-clause (a) above, but only to the extent the claims of such applications are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(c) divisionals, substitutions, and continuations of any applications referenced in sub-clauses (a) and (b) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(d) any claim(s) of a continuation-in-part application of any application set forth in sub-clauses (a) and (c) above that are entitled to the priority date of the respective application(s) referenced in sub-clause (a) above;

(e) the patents issued from the applications referenced in sub-clauses (a)-(c) above and any reissues, reexaminations, renewals and patent term extensions of such patents; and

(f) any claim(s) of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective application(s) referenced in sub-clause (a) above, and any claim(s) of a reissue, reexamination, renewal and patent term extension of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective application(s) referenced in sub-clause (a) above.

At Licensee’s request from time to time, and in any event promptly after the filing of any patent application within the “Patent Rights” (as defined in the RFOA) arising under the RFOA to which Licensee has timely exercised its option rights under the RFOA to take an exclusive license thereof, the parties shall cooperate in good faith to compile a then-current list of the existing

Licensed Patent Rights, which shall be signed by both parties, attached as Exhibit A to this Agreement, and incorporated herein by this reference.

1.10 Licensed Product. The. term “Licensed Product” shall mean any product (i) the manufacture, use, sale, offer for sale or importation of which would, in the absence of the license under the Licensed Patent Rights granted in this Agreement, infringe a Valid Claim of the Licensed Patent Rights, and/or (ii) that uses or incorporates any composition of matter that is discovered or developed by TSRI under the RFOA using any methods disclosed in the Licensed Patent Rights and to which Licensee has exercised its option for an exclusive license under the RFOA.

1.11 Licensed Technology. The term “Licensed Technology” shall mean the Licensed Patent Rights and Technical Information.

1.12 Net Sales. The term “Net Sales” shall mean the gross amount invoiced by Licensee, its Affiliates or its Sublicensees, or any of them (in each case, a “Selling Party”), to Third Parties on all sales of Products, less (a) discounts actually granted or allowed; (b) credits or allowances for claims, allowances, retroactive price reductions, or rejected or returned goods; (c) rebates and chargebacks granted or allowed to managed health care organizations, [***], pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments and their agencies, and purchasers and reimbursers, or to trade customers; (d) transportation charges for the delivery of Products, including handling charges and insurance premiums relating thereto; (e) sales, use, excise or value added taxes (except for any value added taxes that are reimbursable or reimbursed to the Selling Party) actually paid in connection with sales of Products (but excluding what are commonly known as income taxes or gross receipt taxes); (f) duties imposed and paid on the import of Products for sale; and (g) a reasonable allowance for bad debts directly attributable to sales of Products, provided that such allowance shall not exceed [***] of Net Sales amounts for the applicable reporting period. Licensee agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to collect and enforce such bad debts from the debtors.

Net Sales shall include all consideration charged by Licensee, its Affiliates or Sublicensees in exchange for any Products, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Products, an amount in cash equal to the fair market value of such property. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor is generated or the Product shipped for delivery. Sales of Products by one Selling Party to another Selling Party for resale shall be excluded, and only the subsequent sale of such Products to unrelated parties shall be included in the calculation of Net Sales hereunder. Notwithstanding the foregoing, Products used in any clinical, pre-clinical or non-clinical research or development activities, donated to non-profit institutions or government agencies, or provided in a sampling program or compassionate use program, in each case in which no monetary or other consideration is paid to or received by Licensee, its Affiliates or any Sublicensee, shall be disregarded in determining Net Sales.

The deductible items listed in sub-clauses (a)-(g) above shall be either (i) included as line items in the invoice, or (ii) reasonably supported by other appropriate documentation as being specifically attributable to actual sales of Products in accordance with U.S. Generally Accepted Accounting Standards (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the Selling Party., and the deductible item listed in sub-clause (g) above shall be taken in accordance with GAAP or IFRS, as applicable, consistently applied throughout the organization of the Selling Party. If the Selling Party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received.

1.13 Other Product. The term “Other Product” shall mean any product that is not itself a Licensed Product but that:

(a) is discovered or developed by Licensee or a Sublicensee using a method, the use of which would, in the absence of a license granted by this Agreement, infringe any of the Licensed Patent Rights; or

(b) comprises, utilizes or incorporates Technical Information and/or that is discovered or developed using Technical Information; or

(c) is generated by Licensee, either for its own account or in collaboration with a Sublicensee (as defined in Section 1.21 below), through optimization of a Licensed Product or of a product meeting the definition of sub-clause (a) or (b) above.

1.14 Phase 1 Trial. The term “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or its successor regulation).

1.15 Phase 2 Trial. The term “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or its successor regulation).

1.16 Phase 2a Trial. The term “Phase 2a Trial” shall mean a Phase 2 Trial constituting a preliminary efficacy study of a candidate drug in the target patient population.

1.17 Phase 2b Trial. The term “Phase 2b Trial” shall mean a Phase 2 Trial constituting a dose exploration, dose response, duration of effect and kinetic/dynamic relationship study of a candidate drug in the target patient population.

1.18 Phase 3 Trial. The term “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or its successor regulation).

1.19 Principal Investigator. The term “Principal Investigator” shall mean Dr. Benjamin Cravatt.

1.20 Product. The term “Product” shall mean a Licensed Product and/or Other Product, as applicable.

1.21 Sublicensee. The term “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense with respect to [***] under this Agreement, as contemplated by Section 2.2. The term “Sublicensee” shall also include any and all further Third Party Sublicensees that may be permitted under Section 2.2.

1.22 Technical Information. The term “Technical Information” shall mean only the unpatented information and data described in Exhibit B that are within the possession of the laboratory of the Principal Investigator at TSRI as of the Effective Date.

1.23 Third Party. The term “Third Party” shall mean any entity other than TSRI or Licensee or any of their respective Affiliates.

1.24 Total Royalty Burden, or TRB. The term “Total Royalty Burden” or “TRB” shall mean, with respect to a Product, the sum of the Applicable Rate for such Product and the aggregate royalty rate at which Licensee is obligated to pay royalties to any and all Third Parties with respect to sales of such Product.

1.25 Valid Claim. The term “Valid Claim” shall mean a claim of any issued and unexpired patent within the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealed or unappealable. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been pending for a period of more than [***] years from the date of [***].

2. Grant of License.

2.1 Grant of Exclusive License. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive (except as set forth in Sections 2.4 and 2.5), worldwide, royalty-bearing license, under the Licensed Patent Rights and the Technical Information, to make, have made, use, have used, sell, have sold, offer for sale and import Products in the Field. Licensee agrees not to practice or use the Licensed Patent Rights or Technical Information outside of the scope of the rights granted in this Section 2.1.

2.2 Sublicensing. Licensee shall have the right to grant sublicenses (through multiple tiers of sublicense) with respect to the rights conferred upon Licensee under this Agreement; provided, however, that any such sublicense shall be subject in all respects to the provisions contained in this Agreement (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination, but, for the avoidance of doubt, specifically excluding Sections 3.1, 3.2 and 3.3). In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all [***]. Licensee shall at all times be and remain responsible for the compliance of Sublicensees with the terms and conditions of this

Agreement, including without limitation payment of all amounts that may become due hereunder as a result of Sublicensees’ activities.

2.3 No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

2.4 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that, to the extent the Licensed Technology arises or results from TSRI’s receipt of research support from the United States Government, their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, including but not limited to, 37 CFR 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources. The United States Government shall have, among other rights, a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States, the Licensed Technology that received research support from the United States Government.

2.5 Reservation of Rights. Notwithstanding the exclusive license granted herein to the Licensed Patent Rights and the Technical Information, TSRI reserves the right to use solely for any internal research or educational purposes any Licensed Patent Rights and Technical Information (specifically excluding any license or right to sell, have sold or offer for sale any Product), without TSRI being obligated to pay Licensee any royalties or other compensation. In addition, TSRI reserves the right to grant non-exclusive, internal, non-commercial research and educational use licenses to other nonprofit or academic institutions to Licensed Patent Rights and Technical Information (specifically excluding any license or right to sell, have sold or offer for sale any Product), without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation. Upon Licensee’s written request from time to time, but not more frequently than once per calendar quarter, TSRI agrees to disclose to Licensee the identities of all nonprofit or academic institutions to which TSRI has granted any such license under the Licensed Patent Rights or the Technical Information.

3. Royalties

3.1 Equity Grant. As consideration for the rights and licenses granted by TSRI to Licensee under this Agreement, within [***] days of the Effective Date, and subject to TSRI’s execution of a stock issuance agreement acceptable to Licensee, Licensee shall issue and deliver to TSRI a number of shares of common stock of Licensee, which number of shares shall be equal to [***] (the “Agreed Percentage”) of the Fully Diluted Shares (as defined below) of Licensee, as of the Effective Date (the “Initial Issuance”). Licensee’s failure to timely issue and deliver such Initial Issuance to TSRI, and which failure continues for an additional [***] days after Licensee’s receipt of TSRI’s written notice regarding such failure, shall render this Agreement null and void (ab initio). Licensee further agrees that within [***] days of each sale of Equity Securities, whether in one transaction or a series of transactions, which occurs after the Initial Issuance until Licensee receives aggregate gross proceeds from the sale of Equity Securities of [***] (the “Funding Threshold”), and subject to execution of a stock issuance agreement acceptable to Licensee, Licensee shall issue and deliver to TSRI such additional number of shares of common stock of Licensee as necessary so that the total number of shares of Licensee common stock held by TSRI and its transferees shall be equal to the Agreed Percentage of the Fully Diluted Shares as of the date of each such issuance of Equity Securities until Licensee has received total gross proceeds from sales of Equity Securities in an amount equal to the Funding Threshold (“Additional Issuance”). Licensee’s failure to timely issue and deliver each such Additional Issuance to TSRI within the [***] day period referenced above, and which failure continues for an additional [***] days after Licensee’s receipt of TSRI’s written notice regarding such failure, shall give TSRI the right to immediately terminate this Agreement. For the avoidance of doubt, the aggregate amount of gross proceeds from Licensee’s sale of shares of its Series A preferred stock and common stock prior to the Effective Date (the “Proceeds”) counts towards the Funding Threshold. If Licensee issues debt or other similar securities (other than Equity Securities) convertible into Equity Securities, then the Equity Securities shall be deemed sold, and payment received for issuance of such Equity Securities, when such Equity Securities are issued upon conversion of such debt or other securities. For clarification, if the gross proceeds from the Licensee’s sale of Equity Securities exceed the Funding Threshold, the Additional Issuance issuable hereunder shall be issued only with respect to the first [***] of Equity Securities (including the Proceeds) issued by the Licensee. For purposes of this Agreement, “Fully Diluted Shares” shall mean (i) all of the issued and outstanding shares of common stock, preferred stock (calculated on an as-converted to common stock basis) and other capital stock of Licensee (calculated on an as-converted to common stock basis); (ii) all shares of common stock, preferred stock and other capital stock of Licensee (calculated on an as-converted to common stock basis) issuable upon conversion of any outstanding security convertible, with or without consideration, into any common stock, preferred stock or other equity security of Licensee; (iii) all shares of common stock, preferred stock and other capital stock of Licensee (calculated on an as-converted to common stock basis) issuable upon conversion of any outstanding security or other agreement carrying or including any warrant or right to subscribe to or purchase any common stock, preferred stock or other equity security of Licensee; and (iv) all shares of common stock, preferred stock and other capital stock of Licensee (calculated on an as-converted to common stock basis) issuable upon conversion of any issued and outstanding options and warrants to purchase common stock, preferred stock or other equity security of Licensee (calculated on an as-exercised, as converted to common stock basis), provided that in no event shall any shares of common stock, preferred stock or other capital stock of Licensee be counted more than once for purposes of calculating “Fully Diluted Shares”. The Initial Issuance and Additional Issuances to TSRI are [***]. The parties agree that TSRI shall not be obligated at any time to make any representations or warranties on behalf of Licensee or to be liable in any way for any of Licensee’s representations, warranties, covenants or other agreements in connection with any sale, merger, reorganization, change in control, disposition or other transaction involving Licensee except to the extent such representations or warranties solely relate to TSRI’s right to grants the licenses set forth in this Agreement.

3.2 Participation in Future Private Equity Offerings. If, after achievement of the Funding Threshold but before the earlier of (a) the initial public offering of Licensee’s securities and (b) a sale of all or substantially all of Licensee’s business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, Licensee proposes to sell any Equity Securities for cash (a “Qualified Financing”), then[***] TSRI shall have the right, but not the obligation, to participate in such Qualified Financing, on the same terms made available to all other investors in such Qualified Financing, to the extent necessary to maintain TSRI’s percentage ownership interest of Licensee’s Fully Diluted Shares. Notwithstanding the foregoing, no issuance of Equity Securities of Licensee to any financial institution, [***], lessor or other entity in connection with any commercial credit arrangement, equipment financing, real property leasing arrangement, debt financing, [***] or similar transaction, that, in each case, has been approved by Licensee’s board of directors, shall be considered a Qualified Financing.

3.3 Corporate Updates. Before the earlier of (a) the initial public offering of Licensee’s securities and (b) a sale of all or substantially all of Licensee’s business to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, upon TSRI’s written request from time to time (but no more than twice per year), an officer of Licensee shall provide to TSRI, either in person or via teleconference or videoconference, a corporate update regarding Licensee’s business, finances, technology, and product candidates. Licensee reserves the right to limit the information disclosed to TSRI as Licensee, in the exercise of its business judgment, determines is necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or otherwise to protect the interests of Licensee and its stockholders. TSRI shall be subject to confidentiality obligations as set forth in Section 11.1 with respect to any confidential information provided to or learned by it or any of its representatives in connection with TSRI’s exercise of the right granted in this Section 3.3.

3.4 Minimum Annual Royalty. Licensee agrees to pay and shall pay to TSRI a nonrefundable minimum annual royalty in the amount of [***]. The first payment is due no later than [***], and subsequent payments are due [***] of each subsequent calendar year; provided, however, that the minimum annual payment obligation for a calendar year will be waived if [***]. Such payments shall be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any), Sublicensing Payments (if any), or against royalties due for any preceding or subsequent calendar year.

3.5 Running Royalties. Licensee agrees to pay and shall pay to TSRI running royalties on a country by country and Product by Product basis at the applicable rates set forth below:

(a) [***];

(b) [***]; and

(c) If no U.S. Licensed Patent Rights are allowed within [***] from the date of first examination on the merits of the applicable patent application, and/or upon the expiration of the last to expire Valid Claim of the U.S. Licensed Patent Rights and until [***] of the first commercial sale of a particular Licensed Product in the United States [***] (provided that the last to expire Valid Claim of the U.S. Licensed Patent Rights expires prior to such [***]), the parties agree that in recognition of Licensee’s use of the Technical Information and the significant value of the same to Licensee’s research, discovery, development and manufacture of Licensed Products and Other Products, the royalty rate set forth above in subclause (b) shall apply (except, under the scenario in this sentence, for an Other Product covered by Section 1.13(a), in which event the royalty rate shall be [***] of each Section 1.13(a) Other Product). For clarity, if the last to expire Valid Claim of the U.S. Licensed Patent Rights continues in existence beyond [***] of a particular Licensed Product (i.e., has not expired prior to [***]), the royalty rate in subclause (b) above [***].

3.6 Royalty Credit. If the Total Royalty Burden with respect to a Product exceeds [***] the Applicable Royalty Rate for such Product (“[***] ARR”), then the rate at which Licensee is obligated to pay royalties to TSRI on Net Sales of such Product (“Adjusted Royalty Rate”) shall be [***], provided that in no event shall the Adjusted Royalty Rate be [***]. For purposes hereof, the [***] shall mean [***]. The following hypothetical examples of the operation of this Section 3.6 are provided solely for purposes of illustration. In both examples, the Product is a Licensed Product, and therefore the Applicable Royalty Rate is [***] and [***] is [***].

	[***]	[***]	[***]	[***]	[***]
Example 1	[***]	[***]	[***]	[***]	[***]
Example 2	[***]	[***]	[***]	[***]	[***]

3.7 Royalty Increase in the Event of a Challenge.

(a) In the event Licensee or an Affiliate or a Sublicensee directly or indirectly institutes or makes any Challenge, the royalty payment obligations specified in Section 3.5 of this Agreement (as adjusted in accordance with Section 3.6, if applicable) shall be [***] from the date such challenging party first institutes or makes such Challenge and during the pendency of such Challenge and shall continue to apply after the conclusion of such Challenge in the event that [***] Valid Claim being challenged that covers a Licensed Product is held to be valid or enforceable.

(b) In the event Licensee, an Affiliate or Sublicensee directly or indirectly institutes or makes any Challenges, Licensee shall have no right to recoup, recover, set off or otherwise get reimbursement of any royalties, equity, Sublicense Payments, milestone payments, patent costs or other monies paid hereunder during the period of such Challenges. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, Sublicense Payments, milestone payments, patent costs or other monies in the event Licensee, an Affiliate or Sublicensee directly or indirectly institutes or makes any Challenges.

(c) Licensee will provide written notice to TSRI at least [***] prior to Licensee or an Affiliate instituting or making any Challenge. Licensee will include with such written notice a list of all prior art and a summary description of other facts and arguments that support its contention that any of the Licensed Patent Rights are invalid or unenforceable to enable the parties to attempt in good faith to mutually resolve such issues.

(d) The parties agree that the provisions of this Section 3.7 are reasonable and reflect a mutual adjustment of certain financial provisions of this Agreement to accommodate those situations in which a Challenge is made against TSRI in lieu of increasing the percentage rates for royalties under Section 3.5 of this Agreement as of the Effective Date.

3.8 No Multiple Royalties. No multiple royalties shall be due because any Licensed Product is covered by more than one of the Licensed Patent Rights. In such case, Licensee shall pay only one royalty at the applicable rate pursuant to Section 3.5 above.

3.9 Ann’s-Length Transactions. On sales of Products which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

3.10 Duration of Royalty Obligations.

(a) Licensed Products. The royalty obligations of Licensee as to each Licensed Product shall terminate on a country-by-country basis upon expiration of the last-to-expire Valid Claim of the Licensed Patent Rights that covers such Licensed Product in such country; provided, however, that if the termination date for Licensee’s royalty obligations with respect to a Licensed Product in a country occurs prior to [***] of such Product in such country, then such Product shall be deemed an Other Product for purposes of Section 3.5 from such termination date until [***] of such Product in such country.

(b) Other Products. The royalty obligations of Licensee as to each Other Product shall terminate on a country-by-country basis on [***] of the first commercial sale of such Other Product in such country.

4. Non-Royalty Revenues.

4.1 Sublicense Payments. For purposes of this Agreement, “Sublicense Revenues” shall mean all revenues and other amounts actually received by Licensee and its

Affiliates from Sublicensees in consideration of the grant by Licensee or its Affiliate to a Sublicensee [***], including, without limitation, up-front fees, license fees, maintenance fees, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of Licensee or its Affiliate; but excluding: [***]. Any non-cash Sublicense Revenues received by Licensee from a Sublicensee shall be valued at its fair market value as of the date of receipt, as determined in good faith by Licensee. Licensee shall pay to TSRI a non-creditable, non-refundable percentage of these Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Date of Sublicense Grant	Percentage of Sublicense Revenues Payable to TSRI
[***]	[***]%
[***]	[***]%
[***]	[***]%

“Completion of First Phase 2” means issuance of the draft study report from the first Phase 2a Trial of a Product covered by such sublicense (regardless of whether or not endpoints are achieved).

Any milestone payment that Licensee makes to TSRI under Section 4.3 below upon achievement of a given milestone event by a Sublicensee will be [***].

4.2 Marketing Payments. In the event that Licensee grants to a Third Party that is not an Affiliate or a Sublicensee the right only to market or promote any Product, but not any right to develop, sell or distribute such Product, and such Third Party makes payments to Licensee in consideration of the grant of such marketing or promotion right (“Marketing Payments”), then

Licensee agrees to pay to TSRI in accordance with Section 5.1 a non-creditable, non-refundable amount equal to [***] of such Marketing Payments.

4.3 Product Development Milestones. Licensee agrees to pay and shall pay to TSRI the following non-creditable (except to the extent set forth in Section 4.1), non-refundable payments for the first achievement of the product development milestone events specified below by each Product within [***] of such achievement; provided, however, [***]:

Milestone	Payment (US$)
Initiation of first Phase 1 Trial of a Product	$	[***]
Initiation of first Phase 2b Trial of a Product	$	[***]
Initiation of first Phase 3 Trial of a Product	$	[***]
First U.S. NDA approval for a Product	$	[***]

For clarification, [***].

5. Royalty, Sublicense and Marketing Payments.

5.1 Sales by Licensee; Sublicense and Marketing Payments. Licensee agrees to pay and shall pay to TSRI, within [***] after the end of each calendar quarter, royalties under Section 3.5 (as adjusted in accordance with Section 3.6 and/or Section 3.7, if applicable) on Net Sales of Products by Licensee and its Affiliates during such calendar quarter, Sublicense Payments under Section 4.1 on Sublicense Revenues received by Licensee and its Affiliates during such calendar quarter, and payments under Section 4.2 on Marketing Payments received by Licensee during such calendar quarter.

5.2 Sales by Sublicensees. Licensee agrees to pay and shall pay to TSRI, or cause its Sublicensees that are not Affiliates of Licensee to pay to TSRI, within [***] after the end of each calendar quarter, royalties under Section 3.5 (as adjusted in accordance with Section 3.6 and/or Section 3.7, if applicable) on Net Sales of Products by Sublicensees during such calendar quarter.

6. Reports; Development and Commercialization Activities.

6.1 Development Efforts. Licensee shall use commercially reasonable efforts and due diligence, itself and/or through one or more Affiliates or Sublicensees, to conduct research and development of Products, as promptly as is reasonably and commercially feasible, and, subject to obtaining necessary regulatory approvals, to produce and sell reasonable quantities of Products. Licensee shall keep TSRI generally informed as to Licensee’s progress in such research, development, regulatory approval, production and sale, including its efforts, if any, to sublicense Licensed Technology, and Licensee shall deliver to TSRI [***] written report of such efforts by [***] of each calendar year. Without limiting the foregoing, Licensee shall report to TSRI achievement of the events described on Exhibit C. The parties hereto acknowledge and agree that achievement of the milestones described in Exhibit D attached hereto on or before the dates set forth therein shall be evidence of compliance by Licensee with its development obligations hereunder for the time periods specified in Exhibit D. However, TSRI acknowledges that the drug discovery and development process is inherently uncertain and involves high risks of failure; that, based on results generated through the practice of the Licensed Technology, Licensee may need to alter the course of its Product research and development efforts; and that many factors beyond the reasonable control of Licensee may delay or prevent Licensee from achieving the milestones by the specified dates. Accordingly, Licensee may amend Exhibit D upon written consent by TSRI, such consent not to be unreasonably withheld, if Licensee reasonably demonstrates to TSRI that Licensee has used commercially reasonable efforts at diligence in its performance of research and development of Products. In the event that Licensee has not achieved the milestones within the time provided in Exhibit D (as may be amended as provided above), TSRI has the right to terminate this Agreement upon ninety (90) days’ prior written notice to Licensee unless, prior to the end of such 90-day period, Licensee reasonably demonstrates to TSRI that Licensee has used commercially reasonable efforts at diligence in its performance of research and development of Products and to achieve the milestones within the time provided in Exhibit D. For clarification, failure to achieve the milestones within the time provided in Exhibit D (as may be amended as provided above) shall [***], but this sentence shall not otherwise affect or limit TSRI’s termination rights in the preceding sentence.

6.2 Reports on Revenues and Payments. Following the earlier of (a) the first commercial sale of a Product by Licensee or its Affiliate and (b) [***], Licensee shall submit to TSRI at the time any payment is due in accordance with Section 5 a royalty report (the “Royalty Report”) setting forth for such quarter:

(a) the number of units of Products sold by Licensee and its Affiliates, or by its Sublicensees, as applicable;

(b) the gross amounts invoiced for such Products;

(c) a reasonably detailed listing of any offsets pursuant to Section 3.6 and deductions used to determine Net Sales of Products pursuant to Section 1.12, and any refunds or reimbursed amounts previously deducted which are deemed Net Sales pursuant to Section 1.12;

(d) the amount of royalties due under Section 3.5, or if no royalties are due to TSRI for any quarterly period, the statement that no royalties are due and an explanation of why they are not due for that quarterly period;

(e) the amount of Sublicense Revenues and Marketing Fees received by Licensee;

(f) the amount of Sublicense Payments due under Section 4.1, or if no Sublicense Payments are due to TSRI for any quarterly period, the statement that no Sublicense Payments are due and an explanation of why they are not due for that quarterly period; and

(g) any Marketing Payments received by Licensee and payments thereon due under Section 4.2.

Such Royalty Report shall be certified as correct by an officer of Licensee.

6.3 Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalties and other payments due with respect to such quarter. Licensee shall specify which Licensed Patent Rights are utilized for each Licensed Product included in the Royalty Report. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.4 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.5 Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from royalty payments due TSRI.

7. Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of sales of Products, as appropriate to enable determination of the amount of royalties, Sublicense Payments, payments under Section 4.2, Product Development Milestone Payments and other monies due to TSRI hereunder. Such records shall be retained for at least [***] following the end of the reporting period to which such records relate. Such records shall be available, upon at least [***] days prior written notice to Licensee, during normal business hours for examination and copying by an independent certified public accounting firm selected by TSRI and approved by Licensee, such approval not to be unreasonably withheld, for the purpose of verifying Licensee’s

Royalty Reports and payments are in compliance with this Agreement. In conducting such examinations pursuant to this Section 7, TSRI’s accountant shall have access to all records which such accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty revenues under Section 4 and Licensee’s compliance with its other financial obligations under this Agreement. Such accountant will agree in its engagement agreement with TSRI to keep such records of Licensee, its Affiliates and Sublicensees confidential. Such accountant may disclose to TSRI its audit report and any information, including, without limitation, work papers, notes, interim reports and other work product of the accountant (but excluding any direct source documents of Licensee or any Sublicensee), that the accountant reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty payments under Section 4, and other financial obligations under this Agreement, provided that all of such information that such accountant discloses to TSRI shall be concurrently disclosed to Licensee. The contents of the accountant’s audit report (and any accompanying information permitted hereunder to be provided therewith) shall be deemed to be Licensee’s Confidential Information. Such accountant will send a copy of the report to Licensee at the same time it is sent to TSRI. The report sent to both parties will include the methodology and calculations used to determine the results. Such examination shall be at TSRI’s expense, except that if such examination shows an underreporting or underpayment in excess of [***] for any twelve (12) month period, then Licensee shall pay the cost of such examination, as well as any additional payments that would have been payable to TSRI under this Agreement had Licensee reported correctly, plus interest on said sum at the rate of [***]. All payments due hereunder shall be made within [***] days of Licensee’s receipt of a copy of the audit report. TSRI may exercise its right of audit under this Section 7 no more frequently than once in any calendar year, and no calendar year shall be subject to audit under this Section 7 more than one time. The audit shall be conducted by TSRI in a manner that is anticipated to not unreasonably interrupt or otherwise unreasonably interfere with Licensee’s business operations.

8. Patent Matters.

8.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. TSRI shall select the patent counsel, subject to Licensee’s written approval which shall not be unreasonably withheld, and TSRI may also use its Office of Patent Counsel to assist in such activities, and the fees and expenses associated with such work done by TSRI’s Office of Patent Counsel and independent patent counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent counsel so selected on all matters relating to Licensed Patent Rights. TSRI shall, and shall cause its patent counsel to, use reasonable efforts to implement all reasonable and timely requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Licensed Patent Rights; provided, however, that in the event of a disagreement between TSRI and

Licensee with respect to any such patent prosecution or maintenance matters, TSRI shall have the final decision making authority over all such matters. If requested by Licensee, TSRI shall also consider in good faith, to the extent feasible, segregating such claims suggested by Licensee in a divisional or other form of continuation application. Subject to Licensee’s payment of patent expenses with respect to a Licensed Patent Right in accordance with Section 8.3, TSRI shall not abandon or otherwise decline to prosecute and maintain such Licensed Patent Right without Licensee’s prior written consent. If, for any reason, TSRI nonetheless wishes to abandon or otherwise decline to prosecute and maintain any Licensed Patent Right, TSRI shall so notify Licensee in writing (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office), in which event Licensee shall have the right to assume responsibility for prosecution and maintenance of such Licensed Patent Right in TSRI’s name, at Licensee’s sole expense, and TSRI shall take such actions and execute such instruments as may be necessary for Licensee to prosecute and maintain such Licensed Patent Right.

8.2 Information to Licensee. TSRI shall keep Licensee timely informed with regard to the patent application and maintenance processes. TSRI shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters in a timely manner. Without limiting the foregoing, TSRI shall provide or ensure that patent counsel provides Licensee [***] updated patent prosecution and maintenance schedule for all patent applications and patents within the Licensed Patent Rights.

8.3 Patent Costs. Licensee agrees to pay and shall pay TSRI for all expenses referenced in Sections 8.1 hereof within [***] days after Licensee receives an itemized invoice therefor. Failure of Licensee to pay patent costs and expenses as set forth in this Section 8.3 shall immediately relieve TSRI from its obligation to incur any further patent costs and expenses. For the avoidance of doubt, should Licensee not pay any patent costs and expenses due to TSRI within [***] days after Licensee’s receipt of any itemized invoice therefor, TSRI shall have the right, at its sole discretion following [***] days prior written notice to Licensee, to cease all patent prosecution and allow Licensed Patent Rights to go abandoned. Such action by TSRI shall not constitute a breach of this Agreement. Licensee may elect with a minimum of [***] days prior written notice to TSRI, to discontinue payment for expenses incurred by TSRI with regard to the filing, prosecution and/or maintenance of any patent application and/or patent within such Licensed Patent Rights. Licensee shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election and for a [***] day period following date of such notice. Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

8.4 Ownership. The patent applications filed and the patents obtained by TSRI pursuant to Section 8.1 hereof shall be owned solely by TSRI, assigned solely to TSRI and deemed a part of Licensed Patent Rights. For the avoidance of doubt, all patent applications filed by Licensee covering Licensee’s Products, Other Products or other Licensee inventions unrelated to the subject matter of this Agreement (as to which no TSRI employee is an inventor) shall be owned solely by Licensee. To the extent Licensee, either acting alone or jointly with TSRI, creates improvements to the Licensed Technology, Licensee shall assign all of its interest therein to TSRI and TSRI agrees to treat such assigned improvements as Licensed Technology under this Agreement.

8.5 TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Licensee’s rights with respect to Licensed Patent Rights are terminated in accordance with the terms of this Agreement, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the Licensed Patent Rights. If TSRI pursues patents under this Section 8.5, Licensee agrees to cooperate fully, including by providing, at no charge to TSRI, all appropriate technical data and executing all necessary legal documents.

8.6 Infringement Actions.

8.6.1 Prosecution and Defense of Infringements. In the event that either TSRI or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patent Rights, it shall notify the other party in writing to that effect. Licensee shall make good faith efforts to abate or terminate such infringement. Licensee shall have the first right (but not the obligation) to bring and control any action or proceeding against a Third Party with respect to infringement (including patent invalidation and nullity actions) of any Licensed Patent Right, at its own expense and by counsel of its own choice, and TSRI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of TSRI, which consent shall not be unreasonably withheld. TSRI shall permit any action to be brought in its name if required by law or to join any action as a necessary party if required for prosecution of such action (which shall be a condition to any obligation of Licensee to prosecute infringement of any Licensed Patent Rights to the extent necessary to enable Licensee to do so), and Licensee shall hold TSRI harmless from any costs, expenses or liability respecting all such infringement actions. TSRI agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 8.6.1, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation. If Licensee fails to bring any such action or proceeding within (A) [***] days following the notice of alleged infringement, or (B) [***] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then TSRI shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

8.6.2 Allocation of Recovery. Any damages, settlements or other recovery from an infringement action undertaken by Licensee pursuant to Section 8.6.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows: (a) [***] to TSRI and (b) [***] to Licensee. If Licensee fails to prosecute any such action (at all or to completion) and TSRI elects to prosecute such action, then any damages, settlements, or other recovery, net of the parties’ costs and expenses incurred in such infringement action, shall [***].

9. Indemnity and Insurance.

9.1 Indemnity. Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI, and their trustees, directors, officers, employees, scientists and agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees, as a result of any Third Party claim, whether or not a lawsuit or other proceeding is filed (“Claim”), that arises out of or relates to (a) Licensee’s or any of its Affiliates’ or Sublicensees’ use of any of the Licensed Technology, (b) the research, development, manufacture, use, offer for sale, sale, or importation of any Product by or on behalf of Licensee or any of its Affiliates or Sublicensees, (c) the negligent or willful acts or omissions of Licensee or any of its Affiliates or Sublicensees, (d) any allegations that the Products developed, manufactured, sold, distributed or rendered by Licensee or any Affiliate or Sublicensee and/or any trademarks, service marks, logos, symbols, slogans, or other materials used in connection with or to market Products violate or infringe upon the trademarks, service marks, trade secrets, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any Third Party, (e) Licensee’s, its Affiliate’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations in connection with activities contemplated by this Agreement, and/or (f) Licensee’s, its Affiliate’s or any Sublicensee’s labeling, packaging or patent marking of any Product or containers thereof. In each case, Licensee’s liability for damages under its indemnity shall be reduced or apportioned to the extent such Claim was proximately caused by TSRI’s or any Indemnitee’s gross negligence or willful misconduct or TSRI’s breach of its representation and warranty under Section 10.1. Licensee shall not enter into any settlement of such Claims that involve TSRI admitting any liability, paying any money or taking any action that would have an adverse effect on TSRI’s reputation or business without TSRI’s prior written consent. In the event an Indemnitee seeks indemnification with respect to a Claim under this Section 9.1, it shall inform Licensee of such Claim as soon as reasonably practicable after it receives notice of such Claim, shall permit Licensee to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration, subject to the limitations of the preceding sentence) using counsel selected by Licensee and reasonably acceptable to TSRI, and shall cooperate as reasonably requested (at the expense of Licensee) in the defense of the Claim. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Licensee fails to timely indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within [***] days of each of Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

9.2 Insurance. Licensee shall name TSRI and Indemnitees as additional insured parties on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates, and Sublicensees applicable to the Products.

9.2.1 Beginning at the time any such Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts and on terms consistent with industry standards for similarly situated pharmaceutical companies commercializing products, but in no case will such insurance be less than $[***] per incident and $[***] annual aggregate with defense costs covered in addition to these limits. During clinical trials involving any Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts and on terms consistent with industry standards for similarly situated pharmaceutical companies conducting clinical trials of products, but no less than $[***] per occurrence and $[***] annual aggregate. Such commercial general liability insurance shall provide (i) product liability or completed operations/clinical trial coverage, as applicable; and (ii) broad form contractual liability coverage. Licensee may elect to self-insure all or part of the foregoing on commercially reasonable terms. Such self-insurance must be approved by TSRI; however, automatic approval shall occur if the market capitalization of Licensee reaches or exceeds [***]. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

9.2.2 In addition, Licensee, on behalf of itself and its insurance carriers, waives any and all rights of subrogation with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this paragraph in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or TSRI. Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or binders and such waiver of subrogation that complies with the requirements of this Section 9.2.2. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material adverse change in such insurance described in Section 9.2.1.

9.2.3 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Product is being commercially distributed or sold by Licensee or by a Sublicensee, Affiliate or agent of Licensee; and (b) a reasonable period after the period referred to in clause (a) of this Section 9.2.3, which in no event shall be less than five (5) years.

10. Limited Warranty.

10.1 Limited Warranty. TSRI hereby represents and warrants that: (a) it has full right and power to enter into this Agreement and to grant the licenses and rights granted to Licensee herein.

10.2 Disclaimer. EXCEPT AS PROVIDED IN SECTION 10.1, NEITHER PARTY MAKES ANY WARRANTIES CONCERNING LICENSED TECHNOLOGY, PRODUCTS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT

LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS OR OTHER LICENSED TECHNOLOGY COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED TECHNOLOGY IS SUITABLE FOR LICENSEE’S PURPOSES. LICENSEE MAKES NO REPRESENTATION OR WARRANTY REGARDING THE SUCCESS OF EFFORTS TO DEVELOP AND COMMERCIALIZE PRODUCTS.

10.3 Limitation of Liability. IN NO EVENT SHALL [***] BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER; PROVIDED, HOWEVER, THAT THIS SECTION 10.3 SHALL NOT BE CONSTRUED TO LIMIT LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11. Confidentiality and Publication.

11.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of [***] after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any Third Party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that party shall notify the other party, not later than [***] days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure. In addition, a party may disclose Confidential Information of the other party to Affiliates, employees, or consultants, to Sublicensees and potential Sublicensees (in the case of Licensee), or to other Third Parties in connection with due diligence or similar investigations by such Third Parties or potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, employee, consultant, Sublicensee, potential Sublicensee or other Third Party agrees in writing to be bound by terms of confidentiality and non-use at least as stringent to those set forth in this Section 11, but with no further right to disclose or otherwise distribute the other party’s Confidential Information. Notwithstanding the above, either party has the right to disclose Confidential Information to an organization to whom such party will or intends to assign or transfer this Agreement or, for TSRI, the payment obligations due to TSRI under this Agreement for monetization purposes, provided that such organization agrees in writing to be bound by terms of confidentiality with respect to the Confidential Information at least as protective as those set forth in this Section 11.1.

11.2 Publications. Licensee agrees that TSRI shall have a right to publish in accordance with its general policies, and that, subject to TSRI’s compliance with Section 11.1 as it applies to Confidential Information of Licensee, this Agreement shall not restrict, in any fashion, TSRI’s right to publish.

11.3 Publicity. Except as otherwise provided herein or required by any applicable law, rule or regulation (including, without limitations, rules of the Securities and Exchange Commission and rules of any stock exchange upon which Licensee’s securities may be listed), no party shall originate or distribute any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12. Term and Termination.

12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate upon termination of the royalty obligations as provided in Section 3.10 hereof.

12.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

12.3 Termination by TSRI. TSRI may terminate this Agreement as follows:

(a) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 14.2) within thirty (30) days after the date of notice in writing of such non-payment by TSRI;

(b) If Licensee defaults upon any of its material obligations hereunder (other than any payment obligation, which is subject to Section 12.3(a)), including, without limitation, the indemnification or insurance obligations under Section 9, and does not cure such default within sixty (60) days after receipt of notice from TSRI specifying in reasonable detail the nature of such default;

(c) As provided in Section 6.1;

(d) Upon written notice to Licensee in the event of the filing for bankruptcy by Licensee, or determination by a court of competent jurisdiction that Licensee is bankrupt, or the appointment of a receiver of any of Licensee’s assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy law that are not dismissed or discharged within sixty (60) days after institution;

(e) If Licensee is convicted of a felony relating to the development, manufacture, use, sale or marketing of Products; or

(f) In the event Licensee, its Affiliate or a Sublicensee directly or indirectly institutes or makes any Challenges, TSRI has the right to immediately terminate this Agreement without any liability and without any opportunity to cure by Licensee, its Affiliate or Sublicensee upon written notice to Licensee; provided, however, that if a Sublicensee directly or indirectly institutes or makes any Challenge: (i) TSRI shall have the right to terminate only that portion of the license granted to Licensee under Section 2.1 that relates to the Product to which such Sublicensee has been granted a sublicense; and (ii) except as expressly provided in the preceding clause (i), this Agreement, including, without limitation, Licensee’s license under Section 2.1 and all other sublicenses granted by Licensee thereunder, shall otherwise remain in full force and effect.

12.4 Termination by Licensee. Licensee may terminate this Agreement by giving ninety (90) days advance written notice of termination to TSRI.

12.5 Rights Upon Expiration. Upon the expiration of this Agreement, the license granted to Licensee under Section 2.1 will become royalty-free, fully paid up, irrevocable and perpetual. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date other than the obligation of Licensee to make any and all reports and payments due under Article 3 and/or 4 and Section 12.8 with respect to events that occurred prior to such expiration in accordance with Sections 6.2, 6.3, 6.4 and 6.5 and to reimburse patent fees and expenses incurred by TSRI prior to expiration in accordance with Section 8.3, and Licensee shall thereafter have no further payment or reporting obligations to TSRI under Articles 3, 4 and 6 with respect to Products; provided, however, that upon such expiration, each party shall be required to continue to abide by its obligations as described in

Section 11 which shall survive such expiration. Sections 1, 23, 2.4, 2.5, 7 (for the period described therein), 9.1, 9.2 (for the period described therein), 10.2, 10.3, 12.5, 13 and 14 shall also survive the expiration of this Agreement.

12.6 Rights Upon Termination.

12.6.1 Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI. Except as otherwise provided in Section 12.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture, market or sell any Product, or to otherwise use any Licensed Technology. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Technology; provided, however, that Licensee shall not be obligated to provide TSRI with proprietary information which Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Article 3 and/or 4 and Section 12.8 with respect to events that occurred prior to such termination or as provided in Section 12.7, in each case in accordance with Sections 6.2, 6.3, 6.4 and 6.5, and to reimburse patent fees and expenses incurred by TSRI prior to termination in accordance with Section 8.3. Upon such termination, each party shall be required to abide by its obligations as described in Section 11 which shall survive such termination. Sections 1, 2.3, 2.4, 2.5, 7 (for the period described therein), 9.1, 9.2 (for the period described therein), 10.2, 10.3, 12.6, 12.7, 13 and 14 shall also survive the termination of this Agreement.

12.6.2 At the election of the applicable Sublicensee upon written notice to TSRI, the sublicense granted hereunder to such Sublicensee that was in effect immediately prior to termination of this Agreement will survive such termination, with TSRI as the Sublicensee’s direct licensor, subject to the following conditions:

(a) such Sublicensee is not then in default under its sublicense;

(b) such Sublicensee (either alone or together with other Sublicensees electing to have their sublicenses survive the termination of this Agreement) pays to TSRI all outstanding royalties and other monies owed by Licensee to TSRI under this Agreement; and

(c) within 60 days after termination of this Agreement, such Sublicensee shall execute and deliver to TSRI, for signature by TSRI, a license agreement between such Sublicensee and TSRI (the “New License Agreement”), which New License Agreement shall be subject to the same non-financial terms and conditions as those in this Agreement; provided, however, that each New License Agreement shall contain substantially the same terms and conditions regarding sublicense scope, sublicense territory, duration of sublicense grant, and diligence obligations of the Sublicensee as the sublicense agreement between such Sublicensee and Licensee; and (i) Sublicensee shall agree in the New License Agreement to terms providing that in no event shall TSRI be liable to Sublicensee for any actual or alleged breach of such sublicense agreement by Licensee; (ii) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to Licensee as set forth herein; (iii) such New License Agreement shall be subordinate and comply in all respects to the applicable provisions of this Agreement; (iv) such Sublicensee’s payment obligations with respect to its surviving license to the Licensed Technology shall be those set forth in this Agreement (and not those set forth in the sublicense agreement between such Sublicensee and Licensee); and (v) in no event shall TSRI be obliged to accept provisions in the New License Agreement (A) unless such provisions correspond to rights granted by Licensee to Sublicensee in conformance with this Agreement, and such provisions are not in conflict with the rights, duties and obligations accruing to Licensee under this Agreement; or (B) where such provisions are inconsistent with the legal obligations under any other sublicense agreement granted by Licensee, or by applicable federal, state or local statute or regulation. Licensee must include or specifically reference this Section 12.6.2 in each of its sublicense agreements in order for such Sublicensee’s sublicense to survive termination of this Agreement. For the avoidance of doubt, Licensee shall have no liability or obligation to TSRI under the New License Agreement.

12.7 Work-in-Progress. Upon any early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of Products covered by such license which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

12.8 Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall submit a final report to TSRI, and any payments due TSRI and unreimbursed patent expenses incurred by TSRI prior to such expiration or termination pursuant to Section 8.3 shall become immediately payable.

13. Assignment; Successors.

13.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee without the prior written consent of TSRI are void, except either party may assign this Agreement or rights granted hereunder without the prior written consent of the other party (i) to an Affiliate of the assigning party, or in the case of TSRI to any entity which directly or indirectly controls, or is controlled by, TSRI (where “control” has the meaning set forth in Section 1.1 or the ability otherwise to direct the management and policies of TSRI); or (ii) to a successor in interest to all or substantially all of the business or assets of the assigning party, whether by way of a merger, consolidation, sale of assets, sale of stock, or similar transaction. Notwithstanding the above, TSRI also has the right to assign this Agreement or the Licensed Technology for monetization purposes or any or all of the payment obligations due to TSRI under this Agreement to any Third Party without Licensee’s prior written consent, provided that Licensee retains all rights set forth in this Agreement and under the license to the Licensed Technology granted herein.

13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI. Any such successor or assignee of TSRI’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by TSRI and such written assumption shall be delivered to Licensee.

14. General Provisions.

14.1 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2 Late Payments. Late payments of any and all payments due hereunder shall be subject to a charge of one and [***], or [***] whichever is greater.

14.3 Governmental Approvals and Marketing of Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Product, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Products and for the quality control for any Products.

14.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising, sale or performance of Products is expressly prohibited.

14.6 U.S. Manufacture. To the extent required, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Products are fully satisfied.

14.8 Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:

(a) Such dispute shall be first addressed by the representatives of TSRI and Licensee who have primary responsibility for managing this Agreement.

(b) If the dispute is not resolved by such representatives within [***] days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.

(c) If such dispute is not resolved by the parties’ senior management within [***] days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral Third Party mutually selected by TSRI and Licensee who has at least ten (10) years’ experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If the parties are unable to agree on such mediator within [***] days after they exchange initial lists of potential mediators, a mediator with the same qualifications will be selected by the JAMS office in San Diego located at 401 B Street, San Diego, CA 92101 (after consultation with the parties).

(d) The location of the mediation shall be in the County of San Diego, California. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties or to the neutral mediator selected by JAMS of San Diego for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum; provided, however, that any Challenge that is subject to the exclusive jurisdiction of the U.S. Patent and Trademark Office and/or Board of Patent Appeals and Interferences shall be determined solely by U.S. Patent and Trademark Office and/or Board of Patent Appeals and Interferences, as applicable; and provided, further, that any Challenge of any non-U.S. Licensed Patent Right shall be determined solely by a court or other government body of competent jurisdiction.

(e) If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in San Diego County, California.

(f) Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

14.9 Entire Agreement; Modification. This Agreement and all of the attached Exhibits (which are fully incorporated herein), together with the RFOA, set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written regarding such subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.10 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles thereof.

14.11 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.12 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.13 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.14 Name. Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or Sublicensee (to the extent of such assignment or sublicense).

14.15 Attorney’s Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorney’s fees and other costs incurred in connection with resolving such dispute or default. TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement. Each party further represents that it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 14.15 and all of the other provisions of this Agreement.

14.16 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Director, Business Development
Fax No.:

with a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Business Counsel
Fax No.:

For Licensee:	Vividion Therapeutics, Inc.
230 Nassau Street
Princeton, New Jersey 08540
Attention: Chief Executive Officer
Fax No.:

with a copy to:	Jon D. Grossman
Dickstein Shapiro LLP
1825 Eye Street NW
Washington, DC 20006
Fax No.:

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after it was sent by registered or certified mail, return receipt requested; (c) the date notice is sent via facsimile, provided the receipt is verified and a hard copy is sent by one of the other manners set forth herein; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.17 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

14.18 Counterparts. This Agreement may be executed in several counterparts that together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:

THE SCRIPPS RESEARCH INSTITUTE

By:	/s/ Douglas Bingham
Title:	COO

LICENSEE:

VIVIDION THERAPEUTICS, INC.

By:	/s/ John K. Clarke
Title:	President

EXHIBIT A

LICENSED PATENT RIGHTS

EXHIBIT B

TECHNICAL INFORMATION

EXHIBIT C

REPORTING EVENTS

EXHIBIT D

MILESTONES

Execution Version

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (this “Amendment”) is made and entered into as of January 3, 2017, by and between THE SCRIPPS RESEARCH INSTITUTE (“TSRI”), and VIVIDION THERAPEUTICS, INC. (“Licensee”).

WHEREAS, TSRI and Licensee are parties to that certain License Agreement dated as of January 6, 2016 (the “License Agreement”), covering certain patent rights of TSRI; and

WHEREAS, TSRI and Licensee wish to amend the License Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. All capitalized terms utilized herein and not otherwise defined shall have the meanings ascribed to them in the License Agreement.

2. Exhibit D to the License Agreement is hereby deleted in its entirety and replaced with the following:

MILESTONES

Milestone	Time from Effective Date
[***]	[***]
[***]	[***]
[***]	[***]

3. This Amendment may be executed in several counterparts, each of which will constitute an original instrument and all of which will together constitute one and the same instrument.

4. Except to the extent modified herein, all of the terms, covenants and conditions of the License Agreement shall remain in full force and effect and, as modified hereby, all of the terms and conditions of the License Agreement are hereby ratified and confirmed in all respects.

5. This Amendment, together with the License Agreement, constitutes the entire agreement of the parties hereto with respect to the matters stated herein and may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

6. The terms, covenants and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. This Amendment will for all purposes be construed in accordance with and governed by the laws of the State of California without regard to its conflict of laws rules that could result in the application of the laws of any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, TSRI and Licensee have duly executed this Amendment as of the day and year first above written.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		VIVIDION THERAPEUTICS, INC.

By:	/s/ Matt Tremblay	By:	/s/ John K. Clarke
Name:	Matt Tremblay	Name:	John K. Clarke
Title:	VP, Business Development	Title:	President

[Signature Page to First Amendment to License Agreement]